As filed with the Securities and Exchange Commission on August 13, 2020
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

9 METERS BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3948465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120 Raleigh, North Carolina	27615
(Address of Principal Executive Offices)	(Zip Code)

RDD Pharma Ltd. Option Grant Agreements assumed by the Registrant
(Full title of the plan)

Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933
(Name, address and telephone number, including area code, of agent for service)

COPIES TO:
Donald R. Reynolds, Esq.
Alexander M. Donaldson, Esq.
Lorna A. Knick, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	866,515(2)	$0.51 (3)	$441,922.65 (3)	$57.37 (3)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of 9 Meters Biopharma, Inc. (the “Registrant”) as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of Common Stock subject to issuance in connection RDD Pharma Ltd. (“RDD”) Option Grant Agreements granted to RDD employees and assumed by the registrant in accordance with their terms (the “Assumed Awards”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 6, 2019, as amended on December 17, 2019, among the Registrant, RDD, Merger Sub, and the Shareholder Representative (as defined therein). Such Assumed Awards were automatically converted into awards in respect of shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares issuable pursuant to such Assumed Awards, as provided in the Merger Agreement.

(3) Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 10, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 is included in documents sent or given the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 20, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed on May 15, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed on August 13, 2020;

•
our Current Reports on Form 8-K, filed with the SEC on January 10, 2020, January 22, 2020, February 12, 2020, February 14, 2020, February 18, 2020, March 12, 2020, March 19, 2020, April 6, 2020, April 9, 2020, April 21, 2020, April 22, 2020, May 4, 2020, May 5, 2020, May 8, 2020, May 11, 2020, May 27, 2020, June 24, 2020, June 29, 2020, June 30, 2020, July 2, 2020, July 6, 2020, July 21, 2020, July 22, 2020, July 28, 2020, and August 4, 2020 and our Current Report on Form 8-K/A filed on June 12, 2020; and

•
the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on June 7, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper. Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Our amended and restated bylaws provide that we will indemnify each person who was or is a witness or party or threatened to be made a witness or party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee has been successful in such action, suit or proceeding. Notwithstanding the foregoing, to the extent that any Indemnitee has not been wholly successful, but has been successful as to any matter in such action, suit or proceeding, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her on his or her behalf in connection with each such matter.

We have entered into indemnification agreements with each of our directors and executive officers. In general, these agreements provide that we will indemnify the directors and executive officers to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director.
We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.
23.1	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
99.1
Form of RDD Pharma Ltd. Option Grant Agreements assumed by 9 Meters Biopharma, Inc. (incorporated herein by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 13, 2020).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 13th day of August, 2020.

9 METERS BIOPHARMA, INC.

By: /s/ John Temperato
John Temperato
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Temperato and Edward Sitar, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Temperato	Chief Executive Officer and Director	August 13, 2020
John Temperato	(Principal Executive Officer)

/s/ Edward J. Sitar	Chief Financial Officer	August 13, 2020
Edward J. Sitar	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Sirgo	Director	August 13, 2020
Mark Sirgo, Pharm.D.

/s/ Michael Constantino	Director	August 13, 2020
Michael Constantino

/s/Nissim Darvish	Director	August 13, 2020
Nissim Darvish, M.D., Ph.D.

/s/Lorin K. Johnson	Director	August 13, 2020
Lorin K. Johnson, Ph.D.

/s/Sandeep Laumas	Director	August 13, 2020
Sandeep Laumas, M.D.